UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford
Sugar Land, Texas 77478
(281) 331-6154

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 27, 2022
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 1, 2022

This Supplement to the Proxy Statement, dated May 12, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Team, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2022 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Shareholders, scheduled to be held on Wednesday, June 1, 2022, at 3:00 p.m., central time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about May 12, 2022.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) notified the Company on May 9, 2022, of its determination that (i) Proposal 2 in the Proxy Statement, which seeks shareholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect an increase in the total number of authorized shares of common stock, par value $0.30 per share (“Common Stock”) of the Company from 60,000,000 shares to 120,000,000 shares of Common Stock (“Proposal 2”) and (ii) Proposal 3 in the Proxy Statement, which seeks shareholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors, a reverse stock split of the issued and outstanding shares of Common Stock, which would combine a whole number of outstanding shares of the Common Stock in a range of not less than one-for-six (1:6) shares and not more than one-for-ten (1:10) shares, into one share of Common Stock, and reduce the number of outstanding shares of Common Stock and a corresponding reduction in the total number of authorized shares of Common Stock in proportion to the reduction of the issued shares (“Proposal 3”), are each “routine” matters, eligible for discretionary voting by brokers and other nominees under the NYSE rules. The Proxy Statement previously advised shareholders that Proposal 2 and Proposal 3 were “non-routine” matters.

Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee (i.e., in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters as determined by the NYSE but is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE.

Accordingly, if your shares are held in street name and you do not submit voting instructions, under NYSE rules, your broker or other nominee can vote your shares on each of Proposal 2 and Proposal 3. At least two-thirds of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting, in person or by proxy, must vote “FOR” Proposal 2 and “FOR” Proposal 3 for such proposals to be approved. Abstentions and failing to vote have the same effect as votes “AGAINST” the proposals.

Furthermore, the second paragraph of the answer to the questions titled “What if I don’t vote for some of the items listed on my proxy card or voting instruction card?” on page 4 of the Proxy Statement is hereby revised in its entirety as follows:

“If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. Proposal Two (to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Authorized Share Increase), Proposal Three (to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction), and Proposal Five (to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022) are “routine” and Proposal One (to elect Anthony R. Horton and Evan S. Lederman as Class I directors, Michael J. Caliel and Edward J. Stenger as Class II directors, and J. Michael Anderson and Jeffery G. Davis as Class III directors), Proposal Four (to ratify the Rights Plan), and Proposal Six (to approve, on an advisory basis, of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement) are “non-routine”. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.”

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.